===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Becton, Dickinson and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                    [LOGO OF BECTON, DICKINSON AND COMPANY]

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

                                                               December 17, 1999

Dear Fellow Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:30 P.M. on Tuesday, February 8, 2000, at the offices of the Company, 1 Becton Drive, Becton Building, Franklin Lakes, New Jersey. A map showing directions to the meeting site is on the back cover of the Proxy Statement. I look forward to greeting as many of you as possible and reporting to you on the progress of our Company.

  Details of the matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

  Your vote is important. I encourage you to vote by completing and mailing the enclosed proxy/voting instruction card in the return envelope that is provided, or to vote telephonically or on the internet, so that your shares will be represented and voted at the meeting even if you cannot attend. If you do not vote by mail, telephone or internet, you still may attend the Annual Meeting and vote in person.

  Thank you for your continued support of our Company.

                                         Sincerely,
                                         /s/ Clateo Castellini

                                         Clateo Castellini
                                         Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      of

                         BECTON, DICKINSON AND COMPANY

                                1 Becton Drive

                     Franklin Lakes, New Jersey 07417-1880

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 8, 2000, at the offices of the Company, 1 Becton Drive, Becton Building, Franklin Lakes, New Jersey, to consider and act upon the following proposals:

  1. The election of directors;

  2. The approval of the selection of independent auditors;

  3. A shareholder proposal relating to cumulative voting; and

  4. Such other business as may properly come before the meeting.

  Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposal 2 and on other matters as recommended by the Board.

  Only shareholders of record at the close of business on December 14, 1999 will be entitled to vote at this meeting.

                                          By order of the Board of Directors,

                                          /s/ Bridget M. Healy

                                          Bridget M. Healy
                                          Vice President and Secretary

Dated: December 17, 1999

IT IS IMPORTANT THAT THE ENCLOSED PROXY/VOTING INSTRUCTION CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY/VOTING INSTRUCTION CARD, SO THAT YOUR SHARES WILL BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT

                               ----------------

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held February 8, 2000

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                1 Becton Drive
                     Franklin Lakes, New Jersey 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors (the "Board") of Becton, Dickinson and Company, a New Jersey corporation (the "Company" or "BD"), for use at the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 8, 2000, at the offices of the Company, 1 Becton Drive, Becton Building, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. This proxy statement and the proxy/voting instruction card are being mailed to shareholders of the Company on or about December 20, 1999.

  At the close of business on December 14, 1999, the record date fixed by the Board for determining the shareholders entitled to notice of and to vote at the meeting, there were 251,530,308 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 14, 1999, there were 779,367 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts, as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in its discretion.

  The shares of Common Stock held by Wachovia Bank of North Carolina, N.A., as Trustee of the Company's Salary and Bonus Deferral Plan ("SBDP") and the Company's 1996 Directors' Deferral Plan ("DDP"), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ("BIL") in connection with the Company's Global Share Investment Program ("GSIP"), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in SBDP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's DDP, SBDP or GSIP account, as well as how to vote a proportionate number of shares held in DDP, SBDP or GSIP, respectively, for which voting instructions are not received by the Trustee or BIL, as the case may be, from other DDP, SBDP or GSIP participants. When returned properly dated and signed, the enclosed proxy card will serve as voting instructions by a DDP participant, a SBDP participant and a GSIP participant with respect to both allocated and unvoted DDP shares, SBDP shares and GSIP shares, as the case may be.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Direct Stock Purchase Plan for shareholders of the Company administered by First Chicago Trust Company of New York and, in addition, shares of Common Stock and ESOP Preferred Stock, if any, allocated to directors' accounts under DDP or to employees' accounts under SIP, SBDP and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Shareowners of record and participants in SIP, DDP, SBDP or, if so provided under the terms of the local country GSIP plan, in GSIP, may cast their votes by:

  (1) signing, completing and returning the enclosed proxy/voting instruction card in the enclosed postage-paid addressed envelope;

  (2) using the toll-free telephone number listed on the enclosed proxy/voting instruction card; or

  (3) using the internet and voting at the website listed on the enclosed proxy/voting instruction card.

  The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various SIP, DDP, SBDP and GSIP participants to instruct the plan fiduciaries or BIL, as the case may be, to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy/voting instruction card.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to Thompson Investor Relations, a firm that monitors institutional share ownership, as of November 30, 1999, Oppenheimer & Co., L.P., 1 World Financial Center, New York, New York 10281, was the beneficial owner of 19,225,115 shares of Common Stock, constituting 7.7% of the then outstanding Common Stock. As of November 30, 1999, Fidelity Management & Research Company
(FMR), 82 Devonshire Street, Boston, Massachusetts 02109, was the beneficial owner of 16,908,320 shares of Common Stock, constituting 6.7% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1999, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. None of the individuals listed below beneficially owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 2.5% of the Common Stock, including shares which may be acquired by them within 60 days.

                                 COMMON STOCK

                                                                 Shares which
                                                   Shares       May be acquired
                                               Owned directly      Within 60
Name                                          And indirectly(1)     Days(2)
----                                          ----------------  ---------------
Harry N. Beaty...............................       28,230                 0
Henry P. Becton, Jr..........................      218,378(3)              0
Clateo Castellini............................      207,086         2,009,007
Gary M. Cohen................................       27,437           221,004
Albert J. Costello...........................       10,205                 0
Gerald M. Edelman............................       10,446                 0
John W. Galiardo.............................      230,559         1,281,245
Richard W. Hanselman.........................       16,510                 0
Edward J. Ludwig.............................       34,987           529,308
Frank A. Olson...............................       69,080                 0
Willard J. Overlock, Jr......................        2,016                 0
James E. Perrella............................       18,200                 0
Alfred Sommer................................        2,521                 0
Raymond S. Troubh............................       98,306(4)              0
Kenneth R. Weisshaar (5).....................       20,244           489,536
Margaretha af Ugglas.........................        8,693                 0
All Directors and Executive Officers as a
 group (20 persons),
 including those named above.................    1,058,229         5,184,205

--------
(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan (the "SIP") as follows: Mr. Castellini, 11,390 shares, Mr. Galiardo, 17,957 shares, Mr. Ludwig, 14,803 shares, Mr. Cohen, 8,477 shares, Mr. Weisshaar, 1,919 shares and all Directors and Executive Officers as a group, 71,542 shares. Also includes Common Stock allocated to individual accounts under the Salary and Bonus Deferral Plan as follows: Mr. Cohen, 2,177 shares, Ms. Neff, 1,371 shares, and all Executive Officers as a group, 3,548 shares, and Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as follows:
    Dr. Beaty, 20,230 shares, Mr. Becton, 15,081 shares, Mr. Castellini, 5,594 shares, Mr. Costello, 6,205 shares, Dr. Edelman, 3,442 shares, Mr. Galiardo, 1,634 shares, Mr. Hanselman, 4,510 shares, Mr. Olson, 49,080 shares, Mr. Overlock, 1,016 shares, Mr. Perrella, 10,600 shares, Dr. Sommer, 2,521 shares, Mr. Troubh, 10,306 shares, Ms. af Ugglas, 2,693 shares and all Directors as a group, 132,912 shares.
(2) Consists of Stock Options available for exercise.
(3) Includes 146,085 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power and 52,000 shares held by a corporation owned by one of such trusts. Does not include 32,400 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 99,290 shares held in trusts for the benefit of his children or 88,200 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.
(4) Does not include 40,000 shares owned by Mr. Troubh's spouse, as to which he disclaims beneficial ownership.
(5) Mr. Weisshaar was an executive officer as of September 30, 1999 and resigned as an executive officer on October 13, 1999.

                             ESOP PREFERRED STOCK

                                                                    Shares
                                                                Owned directly
                                                                And indirectly
                                                                --------------
Clateo Castellini..............................................        421(1)
John W. Galiardo...............................................        528(1)
Edward J. Ludwig...............................................        412(1)
Gary M. Cohen..................................................        328(1)
Kenneth R. Weisshaar (3).......................................        420(1)
All Directors and Executive Officers as a group (20 persons)...      3,086(1)
State Street Bank and Trust Company............................    786,612(2)
 225 Franklin Street
 Boston, Massachusetts 02110
 (as Trustee of the Savings Incentive Plan)

--------
(1) Shares allocated to individual accounts under the ESOP component of the SIP. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.
(2) As trustee, holding 100% of the outstanding shares of ESOP Preferred
    Stock.
(3) Mr. Weisshaar was an executive officer as of September 30, 1999 and resigned as an executive officer on October 13, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1998 through September 30, 1999, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a), except that Henry P. Becton, Jr., a director of the Company, inadvertently failed to report one gift of shares by him.

                              BOARD OF DIRECTORS

Meetings; Certain Committees

  The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. The Board of Directors, which held eight meetings during the fiscal year ended September 30, 1999, has six principal standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Corporate Governance Committee (formerly, the Committee on Directors), which serves as a nominating committee. Each director attended more than 92 percent of the aggregate of the total number of meetings of the Board and the committees on which such director served.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and reviews non-audit services provided by the independent auditors. This Committee also reviews the Company's internal audit, control and accounting systems and makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Harry N. Beaty, Chairman, Albert J. Costello, Richard W. Hanselman, Willard J. Overlock, Jr., and Margaretha af Ugglas.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, as well as health, safety and environmental matters and proper business practices. The members of this Committee, which met twice during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Frank A. Olson, Alfred Sommer, and Margaretha af Ugglas.

  The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers, approves the compensation of the executive officers and approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans and its Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met five times during the year, are Henry P. Becton, Jr., Chairman, Frank A. Olson, Willard J. Overlock, Jr., James E. Perrella and Raymond S. Troubh.

  The Corporate Governance Committee recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its committees, as well as the performance and compensation of directors and other matters of corporate governance and board practices. The members of this Committee, which met three times during the year, are Clateo Castellini, Chairman, Henry P. Becton, Jr., Richard W. Hanselman, James E. Perrella, Alfred Sommer and Raymond S. Troubh.

  Any shareholder may recommend nominees for director to the Corporate Governance Committee by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

Directors' Compensation

  Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $45,000 for Board service, plus attendance fees of $1,000 for special meetings of the Board and for committee meetings. In addition, an annual fee of $2,000 is paid to committee chairmen. Directors may defer, in an unfunded cash account or in shares of Common Stock, all or part of their attendance, committee and chairmen's fees, as well as all or part of their annual retainers, until up to ten years after retirement from the Board pursuant to the provisions of the 1994 Restricted Stock Plan for Non-Employee Directors, as amended, and the 1996 Directors' Deferral Plan. In addition, Gerald M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $65,000 for his consulting services. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Each non-employee director elected at, or continuing as a director after, each annual meeting of shareholders also will be granted 400 shares of Common Stock, to be deferred in a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement, in installments or as a lump-sum. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

  The Board has adopted formal stock ownership guidelines, requiring each non-employee director, with limited exceptions, to own shares of Common Stock valued at five times or more the amount of the annual retainer fee at or prior to the later of July 24, 2000 and the date of the director's fifth anniversary on the Board. Based upon the closing price of the Company's Common Stock on December 14, 1999, these guidelines represent approximately 8,450 shares, and all but two of the Company's non-employee directors already own sufficient shares to comply with the guidelines.

Board Evaluation

  Like the year before, in fiscal 1999 the Board's Corporate Governance Committee (formerly, the Committee on Directors) undertook the process of evaluating Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire was developed by the Corporate Governance Committee and provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

   1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

   2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

   3. The Board evaluates the Company's research and development performance and level of commitment.

   4. The Board considers the performance of peer companies when assessing Company performance.

   5. The Board evaluates and reviews the performance and values of the chief executive officer.

   6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

   7. Board meetings foster open communication and timely resolution of issues presented.

   8. The Corporate Governance Committee reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

   9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee meetings.

  10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

  11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

  12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

  13. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

  14. The Board monitors and understands current issues and trends in corporate governance.

  15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

  16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

  17. The Board reviews succession plans for the chief executive officer and senior management.

  The collective ratings and comments of the directors were compiled and presented by the Chairman of the Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness.

  For the second consecutive year, in fiscal 1999 the Board also assessed the performance of the individual directors standing for re-election to the Board at the next annual meeting of shareholders, and, if applicable, considered the impact of any change in the principal occupations of these directors during their prior terms of service.

  The Corporate Governance Committee conducted the individual evaluations against criteria designed to measure performance in five critical areas:

  1.  Personal Characteristics

  2.  Core Competencies

  3.  Independence

  4.  Level of Commitment

  5.  Board and Company Considerations

  Upon completion of the individual director evaluation process, the Corporate Governance Committee reported to the full Board its conclusions and recommendations for nominations to the Board.

Proposal 1.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Harry N. Beaty, Clateo Castellini, Edward J. Ludwig, Frank A. Olson and Willard J. Overlock, Jr. to serve for three years until the 2003 Annual Meeting and in each case until their successors have been elected and qualified. Messrs. Overlock and Ludwig were elected to their present terms by the Board effective May 25, 1999 and November 22, 1999, respectively. Messrs. Beaty, Castellini, and Olson are incumbent directors who were elected to their present terms by the shareholders.

Nominees for Director--Terms to Expire 2003

   [PHOTO] Harry N. Beaty, M.D., 67, has been a director since 1985. He is Emeritus Dean of the Northwestern University Medical School and serves on the Board of the Northwestern Medical Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He also is a director of Banner Health, Arizona.


   [PHOTO] Clateo Castellini, 64, has been a director, Chairman of the Board, and Chief Executive Officer of the Company since 1994. Until May 1999, he also served as President of the Company, and prior to 1994, was Sector President-Medical. Mr. Castellini also is a director of Bestfoods.



   [PHOTO] Edward J. Ludwig, 48, has been a director and President of the Company since 1999, and served as Executive Vice President from July 1998 to May 1999. Prior thereto, Mr. Ludwig was Senior Vice President-Finance and Chief Financial Officer. He also is a trustee of Health Net, Inc., a subsidiary of The Valley Hospital, Ridgewood, New Jersey.

[PHOTO] Frank A. Olson, 67, has been a director since 1985. He is Chairman of the Board of The Hertz Corporation, a transportation company. Mr. Olson also is a director of Amerada Hess, White Mountains Insurance Group and The Hertz Corporation.

[PHOTO]

                Willard J. Overlock, Jr., 53, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its management committee. Mr. Overlock also is a director of Select Reinsurance Ltd. and SummerWinds Garden Centers, Inc.

                             CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 2001 and 2002, respectively, and will continue to serve.

Terms to Expire 2001

[PHOTO] Henry P. Becton, Jr., 56, has been a director since 1987. He is President and General Manager of WGBH Educational Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Mr. Becton is a director of various Scudder mutual funds, A.H. Belo Company and The Public Broadcasting Service (PBS).


[PHOTO] Gerald M. Edelman, M.D., Ph.D., 70, has been a director since 1982. He is a Professor of The Scripps Research Institute and Chairman of its Department of Neurobiology. In addition, he is the Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. In 1972, Dr. Edelman was the recipient of the Nobel Prize in Physiology or Medicine. Dr. Edelman also is a director of General American Investors Co., Inc.

   [PHOTO] Margaretha af Ugglas, 60, has been a director since 1997. She is the former Minister of Foreign Affairs of Sweden. She is a director of the University of Stockholm and of the Jarl Hjalmarson Foundation.


Nominees for Director--Term to Expire 2002

   [PHOTO] Albert J. Costello, 64, has been a director since 1996. In 1999, he retired as Chairman of the Board, President and Chief Executive Officer of W.R. Grace & Co., a global supplier of packaging and speciality chemicals. Prior to joining W.R. Grace & Co., Mr. Costello was Chairman of the Board and Chief Executive Officer and President of American Cyanamid Company, a technology-based life sciences company in agriculture, pharmaceuticals and medical devices. Mr. Costello also is a director of FMC Corporation.


   [PHOTO] James E. Perrella, 64, has been a director since 1995. He is a director and Chairman of the Board of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is also a director of Milacron Inc., Bombardier, Arvin Industries and Rio Algom Limited.


   [PHOTO] Alfred Sommer, 57, has been a director since May 1998. He is Dean of The Johns Hopkins School of Hygiene and Public Health, and Professor of Ophthalmology, Epidemiology and International Health. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at Johns Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health.

                            EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board (the "Committee") reviews the overall compensation program for the Company's corporate officers, determines and administers the compensation of the executive officers of the Company, including the individuals named in the Summary Compensation Table, and oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the members of this Committee also satisfies the criteria necessary for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Overview

  As Becton, Dickinson and Company ("BD") continues its transformation, its focus is to help all people live healthy lives while generating superior total shareholder return. With this focus in mind, the Committee has developed and implemented a compensation philosophy designed to reward and support superior performance.

Performance-Based Pay

  Management short- and long-term incentive payments are based on performance measures designed to build shareowner value: total shareholder return, revenue growth, earnings growth and the creation of economic value.

Challenging Targets

  BD's management compensation program emphasizes the establishment of challenging goals through a number of factors, including: the Committee's active assessment of management's proposed performance goals and the link between goal attainment and short- and long-term management incentives; a significant proportion of total compensation being contingent on achievement of predetermined goals; highly leveraged compensation plans; and long-term compensation and performance measured and determined relative to that of a group of high quality healthcare institutions with which BD competes for management talent, as well as the selected peer group of companies used in preparing the Performance Graph set forth on page 20 hereof (collectively, the "Comparison Group").

Executive and Shareholder Alignment

  Each of the executives identified below is required, with limited exceptions, to own within a prescribed period of time a significant ownership stake in the Company representing varying multiples of the executive's base salary, depending on the executive's position. The Company can extend the period of time within which the guidelines are to be satisfied when circumstances, such as a promotion, significantly increase the level of share ownership required. The current ownership guideline requirements are as follows:

      Chief Executive Officer.................................... 5 times salary
      President.................................................. 5 times salary
      Extended Leadership Team (approximately 15 persons)........ 3 times salary
      All Other Corporate Officers and Business Presidents....... 2 times salary

  The Company periodically monitors individuals' satisfaction of these ownership guidelines. Stock options, including vested options, are not included in determining whether an individual has met his or her ownership guidelines. The Company does not, and has not, provided any loans to management to assist them in satisfying these ownership guidelines.

  In addition, the Committee has recommended, as an aspirational goal, that an additional management group representing approximately 250 persons seek to accumulate and maintain shares of Common Stock representing an amount equal to fifty percent of their base salaries.

Management Development

  Our compensation programs must attract and retain the talent necessary to meet BD's current and future leadership needs. Pay practices, for all BD associates, must support and reinforce the Company's values and the performance criteria BD has termed its "New World Success Factors." These factors are: "Living the BD Values', "Entrepreneurial Initiative', "One Company Collaboration', "Building Customer Loyalty', "Driving for Results', and "Learning for Tomorrow'. The Company's pay practices are designed to attract achievement-oriented people who demonstrate individual and team commitment to superior performance and improving shareholder value.

  In assessing the effectiveness and competitiveness of BD's executive compensation structure, the Committee reviews compensation practices of other highly-regarded companies with the assistance of independent outside consultants. Comparison companies are selected based on their total shareholder return or the similarity of their lines of business to those of BD. The Comparison Group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for talent.

Principal Compensation Elements

  The key elements of executive compensation are base salary, annual incentive awards, and long-term equity participation.

Base Salary

  The Committee annually reviews and determines the base salaries of executive officers. The Committee evaluates management's salary recommendations based on the results achieved by each executive officer, his or her future potential, scope of responsibilities and experience, as well as competitive salary practices. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparison Group to persons holding equivalent positions.

Annual Incentive Awards

  The Company's 1997 Management Incentive Plan (the "Plan") is designed to reward executives based on the overall performance of the Company, as well as the performance of each executive officer and that of his or her area of responsibility or operating group. The Committee set target incentives for each participating executive at the beginning of the year. These dollar amounts were established as a percentage of the executive's salary and were calculated to deliver compensation to the executive at the median range for the Comparison Group companies.

  The Committee adopted performance measures to determine the amount of incentive to be paid at different levels of performance. The performance measures address both financial and strategic goals. The performance measures were established at levels which reflected the aggressive performance expectations established for the businesses. For fiscal 1999, the financial measures used to determine the amounts of the incentive awards included earnings per share growth, improvement in economic value added (EVA(R)), and revenue growth. All factors were weighted equally. The strategic accomplishments measured included, but were not limited to, maximizing revenue growth through acquisitions, geographic expansion and new product development; preserving profitability through operations excellence and improvements in productivity, quality, and customer service; and enhancing organizational effectiveness.

  At the end of the fiscal year, financial and strategic results were measured for the Company as a whole and for each business unit. As a whole, the Company fell below the aggressive goals it had set for itself, resulting in an aggregate annual incentive pool that fell significantly below target levels. The Leadership Team, therefore, recommended to the Committee that it forego receipt of any and all Plan payments for fiscal 1999 performance. Other Plan participants should receive annual incentive awards equal to approximately half of what they might otherwise have received if the Company had achieved its 1999 performance goals.
--------
EVA(R) is a registered trademark of Stern Stewart & Co.

Stock Options

  The Committee grants stock options broadly and deeply throughout the organization, and thus provides additional incentives to employees to maximize shareholder value. Actual grants are based on individual performance and contribution.

  Stock option grant levels and terms are established to provide senior management with the opportunity for compensation levels at the top quartile of the competitive range for comparable positions in the market place, provided management is successful in achieving above-average long-term growth in total shareholder value.

  Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's Senior Executive Option Policy which was adopted by the Committee in September 1997.

  The Senior Executive Option Policy is an indexed stock option program, intended to compensate executive officers for both absolute and relative growth in shareholder value, as well as the achievement of certain internal financial and strategic goals. The program is intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures that drive shareholder value creation over time. Beginning with fiscal year 1998, the Company's total shareholder return ("TSR") has been measured against that of the selected peer group of companies listed on page 20 (the "Peer Group"). Internal measures of performance include the achievement of certain earnings and strategic goals, including improved EVA(R) and revenue growth. The number of stock options targeted for grant under the Senior Executive Option Policy is determined based (1) three-fourths on the Company's annualized, cumulative TSR over a three-year period commencing October 1, 1997 relative to that of the Peer Group over the same three-year period, and (2) one-fourth on the Company's EVA(R) and revenue growth over such three-year period. As applied, "relative" performance under the indexed stock option plan results in an option exercisable at the fair market value on the date of grant for either a reduced or an increased number of shares depending upon actual performance compared to the Peer Group TSR and the established internal financial and strategic goals.

  Stock option grant levels and terms are established to provide Senior Management with the opportunity for overall compensation levels targeted at the top quartile of the range of total compensation of the Comparison Group, with the opportunity and risk, through indexing, to earn long-term compensation at levels of between zero and 150% of target.

  On January 25, 1999, the Committee awarded the second grant under the 1998 Senior Executive Option Policy to approximately 20 members of the Extended Leadership Team, including executive officers, based on performance results as of September 30, 1998. With respect to the January 1999 option grant, BD's performance as a percentage of Peer Group TSR, which accounted for 75% of the total grant, was 123%, resulting in a grant of 146% of target. The Company's cumulative revenue growth during the three-year performance period was 13% and EVA(R) growth was 71%, which resulted in 140% of target for each measure. Both revenue growth and EVA(R) were weighted at 12.5%. Based on the respective weightings and yields of each of the applicable measures, the resulting total Senior Executive Stock Option grant level was at 144.5% of target.

Compensation of the Chairman of the Board and Chief Executive Officer

  The determination of the Chief Executive Officer's salary, annual incentive and stock option grants was made by the Committee based on the same policies and calculations applicable to all executive officers.

  In June 1999, Mr. Castellini's salary was increased to $975,000 based on the Committee's evaluation of his and the Company's performance, as well as upon competitive chief executive officer compensation information.

  Consistent with the Leadership Team's recommendation to the Committee to forego receipt of any annual incentive awards for this year, Mr. Castellini was paid no annual incentive in fiscal 1999.

  In January 1999, Mr. Castellini received an award of 195,000 stock options in accordance with the Senior Executive Option Policy. In November 1999, Mr. Castellini was awarded an additional grant of 100,000 stock options, in recognition of his continuing service as Chairman. One-half of the options granted to Mr. Castellini in November 1999 are exercisable when the Common Stock has traded at or above $44.00 for 30 consecutive trading days, and the balance of the options granted to Mr. Castellini in November 1999 are exercisable when the Common Stock has traded at or above $50.00 for 30 consecutive trading days.

  The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained high level of Company performance and creating long-term shareholder value.

1999 Compensation Actions: President

  On May 25, 1999, Mr. Ludwig was appointed President of the Company, at which time his salary was increased to $450,000. Consistent with the Leadership Team's recommendation to the Committee to forego receipt of any annual incentive awards for this year, Mr. Ludwig was not paid any annual incentive in fiscal 1999.

  In January 1999, Mr. Ludwig received an award of 51,000 stock options in accordance with the Senior Executive Option Policy and in November 1999, he was granted an additional award of 100,000 stock options, in recognition of his election as Chief Executive Officer, effective January 1, 2000.

1999 Compensation Actions: Other Executive Officers

  The other executive officers, including the named executives (as defined below), received salary increases that averaged 7.5%, which included merit increases of 4.2%, as well as a number of promotion and market adjustments. Consistent with the recommendation of the Leadership Team, the Committee made no annual incentive awards for fiscal 1999 to the executive officers. The executive officers were granted stock options under the Senior Executive Option Policy during 1999.

Internal Revenue Code Section 162(m)

  Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

  The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Compensation Data

  The tables and graph following this report set forth information on the compensation for the Company's chief executive officer and the four most highly compensated officers other than the chief executive officer (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

                        Henry P. Becton, Jr., Chairman
                                Frank A. Olson
                           Willard J. Overlock, Jr.
                               James E. Perrella
                               Raymond S. Troubh

Compensation of Named Executives

General

  The following table shows, for the fiscal years ended September 30, 1999, 1998 and 1997, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term
                           Annual Compensation Awards        Compensation
                          -----------------------------  ---------------------
                                                                    Securities
                                                         Restricted Underlying
Name and                  Fiscal                           Stock     Options/     All Other
Principal Position         Year   Salary(A)   Bonus(A)   Awards(B)     SARs    Compensation(C)
------------------        ------- ----------  ---------  ---------- ---------- ---------------
Clateo Castellini.......     1999 $  921,875  $       0       0      195,000      $108,841
Chairman, and                1998    846,875    900,000       0      270,000       106,861
Chief Executive Officer      1997    771,875    825,000       0      438,686       106,861
John W. Galiardo........     1999    485,833          0       0       60,000        17,642
Vice Chairman and            1998    465,833    300,000       0      110,000        15,662
General Counsel              1997    447,250    330,000       0      292,458        15,662
Edward J. Ludwig........     1999    407,500          0       0       51,000         6,780
President                    1998    331,667    220,000       0       50,000         4,800
                             1997    300,000    205,000       0      207,216         4,800
Gary M. Cohen...........     1999    387,083          0       0       51,000         7,677
President--Worldwide
 Medical Systems             1998    266,667    220,000       0       50,000         5,082
                             1997    218,333    150,000       0      106,568         4,977
Kenneth R. Weisshaar....     1999    374,000          0       0       43,000         6,841
Senior Vice President --     1998    316,667    200,000       0       50,000         4,800
Finance and Chief
 Financial Officer (D)       1997    300,000    190,000       0      207,216         4,800

--------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive. The Leadership Team, which includes the five named executives, did not receive bonuses for fiscal year 1999.

(B) Messrs. Castellini and Galiardo have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May 1990. Effective with the January 1995 grant under the Senior Executive Option Policy, Messrs. Ludwig, Weisshaar and Cohen were no longer eligible for further awards under the Company's Stock Award Plan.

    The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan.

                                                                  Current Market
                                                      Number of      Value of
                                                    Undistributed Undistributed
                                   Current Deferred  Restricted     Restricted
   Name                            Portion Portion   Shares Held   Shares Held
   ----                            ------- -------- ------------- --------------
   Clateo Castellini..............     0    39,912     39,912       $1,120,031
   John W. Galiardo...............     0    37,008     37,008        1,038,537
   Edward J. Ludwig...............     0     9,840      9,840          276,135
   Gary M. Cohen..................     0         0          0                0
   Kenneth R. Weisshaar...........     0    11,308     11,308          317,331

  Under the terms of the Stock Award Plan, none of the holdings reflected may be distributed prior to retirement or termination of employment.

    Current market values are determined by multiplying the number of undistributed shares by $28.0625, the September 30, 1999 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(C) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and
    (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

    During fiscal 1999, the Company made contributions to SIP of $4,800 for each of Messrs. Castellini, Galiardo, Ludwig, Cohen and Weisshaar. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans. In addition, for the plan year ended June 30, 1999, 23,921 preferred shares accumulated in the trust in excess of the Company's matching obligation due to the favorable performance of the Company's common stock over the past several years. As a result, the Company matched up to an additional 1% of each eligible participant's salary. This additional Company contribution amounted to $1,980 for each of Messrs. Castellini, Galiardo and Ludwig, $2,409 for Mr. Cohen and $2,041 for Mr. Weisshaar.

    The Company has made collateral assignment or endorsement method split-dollar life insurance policies available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under collateral assignment arrangements, the premiums are paid by the Company for a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends, and other factors are realized, the Company will recover all of its premium payments from the cash value of the policies at the later of a designated date or retirement of the executive. At that time, full ownership of the policy will be transferred to the named executive. Messrs. Castellini, Galiardo, Ludwig and Weisshaar have collateral assignment split-dollar life insurance arrangements. The compensatory portion represented in the table consists of the premium payments made on behalf of these four named executives during the fiscal year. The payments are $102,061 for Mr. Castellini, $10,862 for Mr. Galiardo and $0 for Messrs. Ludwig and Weisshaar. Under endorsement split-dollar arrangements, the Company owns the policy and grants the executive the right to name a beneficiary for a part of the death proceeds equal to two times the executive's base salary. The compensatory portion of the arrangement reflects the term life coverage for the fiscal year. Mr. Cohen has an endorsement split-dollar life insurance arrangement. The reportable amount for Mr. Cohen for fiscal year 1999 is $468.


(D) Mr. Weisshaar was an executive officer as of September 30, 1999 and resigned as an executive officer on October 13, 1999.

Stock Option Grants

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1999 under the 1995 Stock Option Plan through the Senior Executive Option Policy described above.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                       Individual Grants
                         -----------------------------------------------
                          Number of      % of Total
                          Securities    Options/SARs
                          Underlying     Granted to                      Grant Date
                         Options/SARs   Employees in Exercise Expiration   Present
Name                      Granted(A)    Fiscal Year   Price      Date     Value(B)
----                     ------------   ------------ -------- ---------- -----------
Clateo Castellini.......    195,000          6.3%    $35.0625  1/25/09   $ 2,490,150
John W. Galiardo........     60,000          1.9%     35.0625  1/25/09       766,200
Edward J. Ludwig........     51,000          1.6%     35.0625  1/25/09       651,270
Gary M. Cohen...........     51,000          1.6%     35.0625  1/25/09       651,270
Kenneth R. Weisshaar....     43,000          1.4%     35.0625  1/25/09       549,110
                          ---------        -----     --------            -----------
TOTAL...................    400,000         12.9%    $35.0625  1/25/09   $ 5,108,000
All Optionees...........  3,097,747(C)     100.0%     Various  Various   $39,558,229

--------
(A) All option grants to the named executives are for a ten-year term. They are exercisable 50% after two years from date of grant and 100% after three years from date of grant. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1995 Stock Option Plan.

(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and is consistent with the assumptions the Company is using for Statement of Financial Accounting Standards ("SFAS") 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.

      January 25, 1999 Grant

      Dividend Yield: 1.09%
      Volatility: 31.0%
      Risk-free Rate of Return: 4.79%
      Expected Exercise Period: 6 years

(C) This excludes options to purchase 73,074 shares of the Company's Common Stock which were granted to eligible employees of a business acquired in fiscal 1999.

Stock Option Exercises

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1999, as well as the number and value of their unexercised options as of September 30, 1999.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                       Value
                                      Realized           Number of
                                      (Market      Securities Underlying          Value of Unexercised
                                       Value            Unexercised                   In-the-Money
                           Shares       less          Options/SARs at                Options/SARs at
                          Acquired    Exercise        Fiscal Year-End                Fiscal Year-End
Name                     on Exercise   Price)   Exercisable/Unexercisable(B) Exercisable/Unexercisable(A)(B)
----                     ----------- ---------- ---------------------------- -------------------------------
Clateo Castellini.......        0    $        0      2,009,007/684,343             $26,263,043/712,865
John W. Galiardo........   60,000     2,055,853      1,281,245/316,229              17,106,169/475,244
Edward J. Ludwig........    5,000       150,984        529,308/204,608               5,746,968/336,726
Gary M. Cohen...........   25,020       676,706        221,004/154,284               2,045,145/173,173
Kenneth R. Weisshaar....        0             0        489,536/196,608               5,000,454/336,726

--------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1999 ($28.0625) and the exercise price of each unexercised option held by the named executives.

(B) All option grants to the named executives are for a ten-year term. Beginning with the January 1997 grant, options are exercisable 50% after two years from date of grant and 100% after three years from date of grant, subject to applicable rules and regulations of the SEC. All options issued to the named executives prior to 1997 are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1995 Stock Option Plan.

Retirement Plan

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation. The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the Company's Salary and Bonus Deferral Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                Years of Credited Service
              --------------------------------------------------------------
  Maximum
  Average
Compensation     10       15       20       25       30       35       40
------------  -------- -------- -------- -------- -------- -------- --------
 $  200,000   $ 28,443 $ 42,664 $ 56,886 $ 71,107 $ 85,329 $ 99,550 $113,772
    300,000     43,443   65,164   86,886  108,607  130,329  152,050  173,772
    400,000     58,443   87,664  116,886  146,107  175,329  204,550  233,772
    500,000     73,443  110,164  146,886  183,607  220,329  257,050  293,772
    600,000     88,443  132,664  176,886  221,107  265,329  309,550  353,772
    700,000    103,443  155,164  206,886  258,607  310,329  362,050  413,772
    800,000    118,443  177,664  236,886  296,107  355,329  414,550  473,772
    900,000    133,443  200,164  266,886  333,607  400,329  467,050  533,772
  1,000,000    148,443  222,664  296,886  371,107  445,329  519,550  593,772
  1,100,000    163,443  245,164  326,886  408,607  490,329  572,050  653,772
  1,200,000    178,443  267,664  356,886  446,107  535,329  624,550  713,772
  1,300,000    193,443  290,164  386,886  483,607  580,329  677,050  773,772
  1,400,000    208,443  312,664  416,886  521,107  625,329  729,550  833,772

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 15 hereof, plus the distributed portion of awards granted to him through January 1990 under the Company's Stock Award Plan for Messrs. Castellini and Galiardo and through January 1993 for Messrs. Ludwig, Cohen and Weisshaar. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1999, and Covered Compensation for the calendar year ending December 31, 1999, are 21 years and $940,625 for Mr. Castellini, 22 years and $490,833 for Mr. Galiardo, 20 years and $425,000 for Mr. Ludwig, 16 years and $392,500 for Mr. Cohen and 11 years and $374,000 for Mr. Weisshaar.

  In addition, employment agreements with two of the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini and 15 additional years for Mr. Galiardo. These supplemental pension amounts would be offset by any pensions payable from prior employers.

Contractual Obligations

  Messrs. Castellini and Galiardo have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason at a date more than three years following a change in control of the Company. The terms "cause," "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each of these named executives would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini and Galiardo been terminated on September 30, 1999 following a change in control, they would have been entitled to cash payments of $3,381,250, and $1,601,666, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each of the two named executives would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

Performance Comparison

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1999, for the Company, the S&P 500 Index, and for a peer group of fourteen companies, selected on a line-of-business basis (the "Peer Group"). The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1994 and is compared to the cumulative total return of the S&P 500 Index and the weighted, average performance of the Peer Group over the same period with a like amount invested.

  The companies composing the Peer Group consist of St. Jude Medical, Inc., Beckman Coulter Inc., Guidant Corp., Boston Scientific Corp., Allergan Inc., C.R. Bard, Inc., Bausch & Lomb, Inc., Medtronic, Inc., Baxter International Inc., Abbott Laboratories, Pfizer, Inc., American Home Products Corp., Bristol-Myers Squibb and Johnson & Johnson.

  The Company determined to use the Peer Group's performance rather than the S&P Medical Index as one of the bases against which to compare its change in cumulative total shareholder return. This change is consistent with the Company's practice introduced in 1998 to measure relative Company performance against that of the Peer Group when determining the size of option grants under the 1998 Senior Executive Option Policy.

                COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG BECTON, DICKINSON & COMPANY, THE S & P 500 INDEX
                           AND A SELECTED PEER GROUP


                                 [LINE GRAPH]


           BECTON DICKINSON
              & COMPANY      PEER GROUP      S & P 500
              ---------      ----------      ---------

9/94            100            100              100
12/94           100            105              100
3/95            113            117              110
6/95            122            131              120
9/95            132            146              138
12/95           158            164              138
3/96            173            172              145
6/96            170            183              151
9/96            188            197              156
12/96           185            200              169
3/97            193            211              174
6/97            217            268              204
9/97            206            261              219
12/97           216            287              226
3/98            294            334              257
6/98            336            358              266
9/98            357            354              239
12/98           371            412              290
3/99            334            437              304
6/99            262            434              326
9/99            246            406              306


Proposal 2.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2000. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP. If approval is withheld, the Board will reconsider its selection.

                             SHAREHOLDER PROPOSAL

Proposal 3.

                         PROPOSAL ON CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

    RESOLVED: "That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year, the owners of 60,472,334 shares, representing approximately 36.6% of the votes cast, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST Proposal 3.

  Like most major corporations, BD provides that each share of common stock is entitled to one vote for each nominee for director. This procedure ensures that each of your directors is elected by a plurality of all the votes cast at the annual meeting. It has served the Company well. Your directors regard their constituency to be all the shareholders. Each director shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting favors special interest groups and would permit the election of a director by a relatively small group of shareholders. A director elected through cumulative voting is more likely to represent the particular interests of the shareholders who elected him or her, at the expense of the interests of the shareholders as a whole.

  Our shareholders have rejected this proposal at each of our last three annual meetings and have rejected similar proposals each time they have been presented. Your Board of Directors continues to believe that changing the current voting procedure would not be in the best interests of all of our shareholders or of the Company.

  Accordingly, the Board recommends a vote against this proposal.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Any proposal that a shareholder wishes to submit for inclusion in the Company's Proxy Statement and proxy card/voting instruction card for the 2001 Annual Meeting of Shareholders ("2000-2001 Proxy Statement") pursuant to SEC Rule 14a-8 must be received by the Company no later than August 21, 2000.

  In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2001 Annual Meeting of Shareholders, but does not seek to include in the Company's 2000-2001 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than October 11, 2000 and no later than November 10, 2000, if the proposing shareholder wishes for the Company to describe the nature of the proposal in the 2000-2001 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2001 Annual Meeting of Shareholders should be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417.

                                 DIRECTIONS TO
                         BECTON, DICKINSON AND COMPANY

from WESTERN NJ                          from TAPPAN ZEE BRIDGE
                                         Over Tappan Zee onto New York Thruway
Route 80 East to Route 287 North, to     (287 West). Take Thruway to Exit 15
Route 208 South. Once on Route 208,      (Route 287 & 17 South)--to Exit 59
stay in extreme right lane to BD         (208 South/Franklin Lakes). Stay in
entrance ramp.                           extreme right lane, Follow Route 208
                                         South for 1 mile. Entrance to BD on
                                         right.






                         [ROADMAP to BECTON DICKINSON]


from NEWARK AIRPORT                      from LAGUARDIA AIRPORT
                                         Grand Central Parkway West (follow
Interstate 95 North to Exit 16W          signs for George Washington Bridge)
(Route 3). Take Route 3 West to Route    to Tri-Boro Bridge. Over Bridge onto
17 North, then Route 17 North to         Major Deegan Expressway North.
Route 4 West, to Route 208 North.        Proceed to Cross Bronx Expressway,
Proceed about 8 miles on Route 208       over the GW Bridge, onto Route 4
North to BD entrance ramp.               West, to Route 208 North. Proceed
                                         about 8 miles on Route 208 to BD
                                         entrance ramp.

                           PARKING WILL BE AVAILABLE

                                    PROXY

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
            Proxy Solicited on Behalf of the Board of Directors for
                      Annual Meeting on February 8, 2000

The undersigned hereby appoints Clateo Castellini, John W. Galiardo and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 PM, on Tuesday, February 8, 2000 at the offices of the Company, 1 Becton Drive, Becton Building, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Salary and Bonus Deferral Plan ("SBDP") and, when so provided, under the Company's Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, SBDP and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP") and unless the appropriate box provided below is checked, also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

                       Election of Directors, Nominees:
                              Term to Expire 2003
              01 - Harry N. Beaty        04 - Frank A. Olson
              02 - Clateo Castellini     05 - Willard J. Overlock, Jr.
              03 - Edward J. Ludwig

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the internet, please sign and return this card using the enclosed envelope.

                                     CONTINUED AND TO BE SIGNED, ON REVERSE SIDE
-------------------------------------------------------------------------------
                               /\ DETACH CARD /\

                                                                   |
[X] Please mark your votes as in this example.                     |    1508
                                                                   |____

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Proposal 2 and AGAINST Proposal 3.

        The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of    FOR WITHHELD     2. Approval of            FOR AGAINST ABSTAIN
   Directors      [_]   [_]           independent auditors.  [_]   [_]     [_]
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------


         The Board of Directors recommends a vote AGAINST Proposal 3.

3. Cumulative voting.       FOR AGAINST ABSTAIN
                            [_]   [_]     [_]


If this box is checked, this card does NOT constitute voting instructions to the Trustee with respect to unallocated/unvoted SIP shares. [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature for all shares (OTHER THAN unallocated/unvoted SIP shares if the box immediately above is checked):



-----------------------------------------


-----------------------------------------
 SIGNATURE(S)                  DATE




--------------------------------------------------------------------------------
FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/VOTING INSTRUCTION CARD BY MAIL


                     [LOGO] BD    INDISPENSABLE TO
                                  HUMAN HEALTH


Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the internet. If you choose to vote your shares by telephone or through the internet, there is no need to mail back your proxy/voting instruction card.

To vote your shares electronically you must use the control number printed in the box above,just below the perforation. The series of numbers that appear in the box above must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 12:01 A.M., NEW YORK CITY TIME, ON FEBRUARY 7, 2000.

1. To vote over the internet, log on to the internet and go to the Web Site http://www.eproxyvote.com/bdx.

2. To vote over the telephone, on a touch-tone telephone dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and in Canada, shareholders should call 1-201-536-8073.

Your telephone or internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote telephonically or through the internet, there is no need to mail back your proxy/voting instruction card.

                 Your vote is important. Thank you for voting.